Exhibit 99

IDACORP

February 14, 2008

FOR IMMEDIATE RELEASE
Lawrence F. Spencer, Director of Investor Relations
Phone:  (208) 388-2664
lspencer@idahopower.com

IDACORP Announces Year-End and Fourth Quarter 2007 Results

            BOISE - IDACORP, Inc. (NYSE:IDA) reported 2007 net income of $82.3 million, or $1.86 per share, compared to $107.4 million, or $2.51 per share in 2006.

Fourth quarter net income totaled $10.3 million or 23 cents per share, versus $18.1 million, or 42 cents per share in 2006.

            "Poor hydroelectric generating conditions in 2007 hampered financial performance relative to last year," said J. LaMont Keen, IDACORP's president and chief executive officer.  Hydroelectric generation was only 6.2 million megawatt-hours in 2007 versus 9.2 million megawatt-hours in 2006.

            This resulted in reduced wholesale energy sales, higher fuel expenses and increased purchased power costs.  Thermal plant maintenance expenses and third party transmission costs also increased as the Company relied heavily on its thermal facilities and imported energy to meet retail customer demands.

            New customers and record summer heat increased retail sales and revenues. Costs also were higher as the Company added new facilities, services and employees to meet the growing customer demands.

            "We start 2008 with a much improved snow pack compared to last year providing the potential for better operating conditions," Keen stated. "Regulatory initiatives launched last year should contribute to increased revenues from retail operations in 2008. Our regulatory plans this year include additional initiatives designed to speed recovery of the financial and operating costs of new facilities and system improvements.

            "Last year, we assessed the changes in the energy industry landscape and aligned our strategy and critical success factors accordingly," Keen said. "We demonstrated flexibility in shifting from coal to natural gas for our next base load generation resources. In 2008, we continue to invest in, build and improve our system to meet the growing energy needs of our customers."

Analysis of Earnings per Diluted Share

            The following table summarizes diluted earnings (losses) per share from each business:

Earnings (Losses) From:	Three Months Ended		Twelve Months Ended
	12/31/07	12/31/06	12/31/07	12/31/06
Continuing Operations
Idaho Power	$ 0.29	$ 0.39	$ 1.73	$ 2.19
IDACORP Financial Services	0.04	0.07	0.16	0.22
Ida-West Energy	0.00	0.00	0.05	0.06
Holding Company	(0.10)	(0.04)	(0.08)	(0.13)
Discontinued Operations	-	-	-	0.17

Earnings Per Diluted Share	$ 0.23	$ 0.42	$ 1.86	$ 2.51

2007 Performance Summary

A summary of IDACORP's net income and earnings per diluted share for the last two years is as follows:

	2007	2006

Net income ($000's)	$82,339	$107,403
Average outstanding shares - diluted (000s)	44,291	42,874
Earnings per diluted share	$1.86	$2.51

The key factors affecting the change in IDACORP's net income for 2007 include (amounts shown are net of income taxes):

•     Discontinued operations contributed $0.1 million to earnings in 2007 as compared to $7 million in 2006, a decrease of 17 cents per diluted share.  On July 20, 2006, IDACORP completed the sale of all of the outstanding common stock of ITI to IdaTech UK Limited, a wholly-owned subsidiary of Investec Group Investments (UK) Limited.  On Feb. 23, 2007 IDACORP completed the sale of all of the outstanding common stock of IDACOMM to American Fiber Systems, Inc.

•     Net loss at the holding company was $3.5 million, a decrease of $2.5 million, or 5 cents per diluted share, as compared to the prior year.  The decrease in net loss is attributable to a decrease in administration expenses resulting from the sale of ITI and IDACOMM.

•     IFS contributed $2.4 million less to earnings than in the prior year, a decrease of 6 cents per diluted share.  The decline in earnings is attributable to higher investment amortization expense and lower tax benefits due to a reduction in the amount of new investments combined with the continued aging of existing investments.

Idaho Power's net income and contribution to earnings per diluted share for the last two years are as follows:

The key factors affecting Idaho Power's decrease in net income for 2007 include (amounts shown are net of income taxes):

•         Electric utility margin increased $2.9 million, but electric utility margin as a percentage of total general business revenue, PCA amortization and other revenues amortization declined five percent to 82 percent in 2007. (See non-GAAP financial measures below).

•         Increases in Other O&M expenses reduced earnings by $12.7 million in 2007 compared to 2006.  The increase is primarily the result of increases in third-party transmission costs, regulatory commission expenses, and maintenance expenses for Idaho Power's coal-fired generation facilities, hydroelectric license and inspection costs, and the Fixed Cost Adjustment accrual which began in 2007.

•         Gain on sales of excess SO2 emission allowances was $1.7 million in 2007 compared to $5.0 million in 2006.

Non-GAAP Financial Measures

This earnings release includes financial information prepared in accordance with generally accepted accounting principles (GAAP), as well as one additional financial measure, electric utility margin, that is considered a "non-GAAP financial measure" under SEC rules.  Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated in accordance with GAAP.  The most directly comparable GAAP financial measure to electric utility margin is operating income.

The presentation of electric utility margin is intended to supplement the information available to investors for evaluating Idaho Power's operating performance.  When viewed in conjunction with Idaho Power's operating income, electric utility margin provides a more complete understanding of the factors and trends affecting Idaho Power's business, and users can assess which information best suits their needs.  However, this measure is not intended to replace operating income, or any other measure calculated in accordance with GAAP, as an indicator of operating performance.

Idaho Power's management uses electric utility margin, in addition to GAAP measures, to determine whether Idaho Power is collecting the appropriate amount of energy costs from its customers to allow recovery of operating costs.  Electric utility margin also provides both management and investors with a better understanding of the effects of regulatory mechanisms on Idaho Power's operating income.  The primary limitation associated with this measure is that Idaho Power's electric utility margin may not be comparable to other companies' electric utility margin.  However, management uses electric utility margin as an internal tool for evaluating and conducting the business, and is therefore unburdened by this limitation.

The calculations of Idaho Power's electric utility margin for the last two years are as follows:

	2007	2006
	(Thousands of dollars)
General business revenue	$668,303	$636,375
Power Cost Adjustment (PCA) amortization	287	2,433
Other revenues amortization
Irrigation load reduction	-	(5,400)
Rate case tax settlement	-	(4,746)
Total	668,590	628,662
Power supply costs:
Off-system sales	154,948	260,717
Purchased power	(289,484)	(283,440)
Fuel	(134,322)	(115,018)
PCA deferral	120,844	27,093
Total	(148,014)	(110,648)
Third party transmission expense	(10,470)	(7,639)
Other revenues (excluding Demand-side
management (DSM))	38,663	33,527
Electric utility margin	$548,769	$543,902

Electric utility margin as a percentage of total
general business revenue, PCA amortization
and other revenues amortization	82%	87%

The factors driving the $4.9 million increase in electric utility margin in 2007 as compared to 2006 are as follows:

•     A 2.6 percent increase in customers increased general business revenues $11.7 million;

•     The effect of rate changes, including the June 1, 2007 PCA increase of   14.5 percent, the annualized effects of a 3.2 percent base rate increase June 1, 2006,  and the 19.3 percent PCA reduction on June 1, 2006, was $10.7 million;

•     Weather variations increased general business revenue $17.2 million;

•     Off-system sales decreased $105.8 million and purchased power increased $6.0 million due to poor hydrologic conditions in the current year which decreased the energy available for sale, and increased the energy required to be purchased to fulfill increased load requirements;

•     Fuel expense increased $19.3 million due to the increased use of gas-fired facilities to compensate for poor hydroelectric generation, and to meet increased load requirements;

•     PCA deferral increased $93.8 million due to the increase in purchased power and fuel expenses, and lower off-system sales in the current year.  These deferred costs will be recovered through rates in subsequent periods;

•    Third party transmission expense increased $2.8 million due to the increased volume of purchased power that was required to be transmitted to Idaho Power's service area; and

•     Other revenues (excluding DSM) increased $5.1 million due to increased wheeling and rental revenues.

The decline in electric utility margin as a percentage of total general business revenue, PCA amortization and other revenues amortization is a result of an increase in the ten percent sharing component of the PCA model due to a below normal hydro production year and the negative impact of the Load Growth Adjustment Rate (LGAR) mechanism.

System load in 2007 was 1.0 million megawatt-hours (MWh) greater than the base loads established in the 2005 general rate case.  This represents an increase of 274,000 MWh over 2006 total system loads.  The MWh increases when combined with an increase in the LGAR in April 2007 from $16.84 per MWh to $29.41 per MWh results in a decline in a component of the PCA deferral as compared to 2006.  This decline reduced electric utility margin by $13.0 million.

The following table reconciles electric utility margin to electric utility operating income (GAAP) for the last two years:

	2007	2006
	(Thousands of dollars)
Electric utility margin	$548,769	$543,902
Other operations and maintenance
(excluding third party transmission expense)	(276,040)	(257,171)
Gain on sale of emission allowances	2,754	8,257
Depreciation	(103,072)	(99,824)
Taxes other than income taxes	(17,634)	(18,661)
Operating income - electric utility (GAAP)	$154,777	$176,503

Fourth Quarter Performance Summary

            The key factors affecting the change in IDACORP's net income for the fourth quarter 2007 includes (amounts shown are net of income taxes):

•     The 2001-2003 IRS exam settlement which contributed $6.9 million in tax benefits, recorded in fourth quarter 2006;

•     The holding company results also reflect the impacts of intra-period tax allocations (APB28); and

•     IDACORP Financial contributed $1.4 million less to earnings in fourth quarter 2007 compared with last year.

2008 Outlook

            The Feb. 13 hydrological survey shows Snake River Basin snow pack levels at 108 percent of average.  The Northwest River Forecast Center (NWRFC) currently projects 5.3 million acre-feet (maf) of water will flow into Brownlee Reservoir during the April through July period. The NWRFC's 30-year average measured inflow into Brownlee is 6.3 maf during the period. In 2007, April-July inflows were 2.8 maf.

            The outlook for key operating and financial metrics is:

Key Operating & Financial Metrics	2008 Estimates (1)	2007 Actuals
Idaho Power Operation & Maintenance Expense (Millions)	$285-$295	$287
Idaho Power Capital Expenditures (Millions) (2)	$280-$300	$287
Idaho Power Hydroelectric Generation (Million MWh)	7.0-9.0	6.2
Non-regulated Subsidiary Earnings Per Share from Continuing Operations (3)	$0.05-$0.10	$0.13
Effective Tax Rates: Idaho Power Consolidated - IDACORP	32%-36% 20%-24%	31.6% 14.3%

(1)     Key operating and financial metrics will be updated quarterly.

(2)     2008 - 2010 estimated total capital expenditures of approximately $900 million,  which excludes the costs for two 500-kV transmission projects named Gateway West Project and Idaho-Northwest Line, and the natural gas-fired combined cycle combustion turbine expected to be located close to the load center in southern Idaho.

(3)     Estimates include contributions from Ida-West Energy and IDACORP Financial netted against holding company expenses.

2008 Regulatory Strategy

            The 2008 regulatory strategy includes filing for recovery of the investment and operating costs of Idaho Power Company's new 170-megawatt natural gas-fired peaking plant expected to go on line in April 2008; the pursuit of a power cost adjustment mechanism in Oregon; and the potential for general rate case filings in both Idaho and Oregon.

Web Cast / Conference Call

            The company will hold an analyst conference call today at 2:30 p.m.
Mountain Time (4:30 p.m. Eastern Time).  All parties interested in listening may do so through a live Web cast.  Details of the conference call logistics are posted on the company's Web site (http://www.idacorpinc.com).  A replay of the conference call will be available on the company's Web site for a period of 12 months.

Background Information / Safe Harbor Statement

Boise, Idaho-based IDACORP, formed in 1998, is a holding company comprised of Idaho

Power Company, a regulated electric utility; IDACORP Financial, a holder of affordable housing projects and other real estate investments; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978.

Certain statements contained in this news release, including statements with respect to future earnings, ongoing operations, and financial conditions, are "forward-looking statements" within the meaning of federal securities laws.  Although IDACORP and Idaho Power believe that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements.  Factors that could cause actual results to differ materially from the forward-looking statements include:  changes in and compliance with governmental policies, including new interpretations of existing policies, and regulatory actions and regulatory audits, including those of the Federal Energy Regulatory Commission, the North American Electric Reliability Corporation, the Western Electricity Coordinating Council, the Idaho Public Utilities Commission, the Oregon Public Utility Commission, and the Internal Revenue Service with respect to allowed rates of return, industry and rate structure, day-to-day business operations, acquisition and disposal of assets and facilities, operation and construction of plant facilities, provision of transmission services, relicensing of hydroelectric projects, recovery of purchased power expenses, recovery of other capital investments, present or prospective wholesale and retail competition, including but not limited to retail wheeling and transmission costs, and other refund proceedings; changes arising from the Energy Policy Act of 2005; litigation and regulatory proceedings, including those resulting from the energy situation in the western United States, and penalties and settlements that influence business and profitability; changes in and compliance with environmental, endangered species and safety laws and policies; weather variations affecting hydroelectric generating conditions and customer energy usage; over-appropriation of surface and groundwater in the Snake River Basin resulting in reduced generation at hydroelectric facilities; construction of power generating, transmission and distribution facilities including an inability to obtain required governmental permits and approvals, rights-of-way and siting, and risks related to contracting, construction and start-up; operation of power generating facilities including breakdown or failure of equipment, performance below expected levels, competition, fuel supply, including availability, transportation and prices, and availability of transmission; blackouts or other disruptions of Idaho Power Company's or the western interconnected transmission systems; impacts from the potential formation of a regional transmission organization or the development of another transmission group; population growth rates and demographic patterns; market demand and prices for energy, including structural market changes; changes in operating expenses and capital expenditures, including costs and availability of materials and commodities, and fluctuations in sources and uses of cash; results of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by factors such as credit ratings and general economic conditions; actions by credit rating agencies, including changes in rating criteria and new interpretations of existing criteria; homeland security, natural disasters and other natural risks, such as earthquake, flood, drought, lightning, wind and fire, acts of war or terrorism; market conditions that could affect the operations and prospects of IDACORP's subsidiaries or their competitors; increasing health care costs and the resulting effect on medical benefits paid for employees; performance of the stock market and the changing interest rate environment, which affect the amount of required contributions to pension plans, as well as the reported costs of providing pension and other postretirement benefits; increasing costs of insurance, changes in coverage terms and the ability to obtain insurance; changes in tax rates or policies, interest rates or rates of inflation; adoption of or changes in critical accounting policies or estimates; and new accounting or Securities and Exchange Commission requirements, or new interpretation or application of existing requirements.  Any such forward-looking statements should be considered in light of such factors and others noted in the companies' Annual Report on Form 10-K for the year ended December 31, 2006, and the Quarterly Report on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007, September 30, 2007 and other reports on file with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made.  New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

IDACORP, Inc.
Condensed Consolidated Statements of Income
For Periods Ended December 31, 2007 and 2006
Summary Financial Information
(unaudited)
 (Thousands of Dollars, except per share amounts)

                                                                   Three Months Ended                Twelve Months Ended
                                                                12/31/07          12/31/06            12/31/07          12/31/06

Operating Revenues:
    Electric Utility:
      General business........................................     $       156,966    $       135,571        $      668,303    $        636,375
      Off-system sales..........................................              25,089               41,186                154,948              260,717
      Other revenues..........................................                14,374                 6,795                  52,150                23,381
         Total electric utility revenues..................              196,429             183,552                 875,401              920,473
    Other...........................................................                 1,017                 1,232                     3,993                 5,818
          Total Operating Revenues.....................              197,446             184,784                 879,394             926,291
Operating Expenses:
    Electric Utility:
      Purchased power.........................................             48,091               53,781                 289,484             283,440
      Fuel expense................................................             32,598               31,162                 134,322             115,018
      Power cost adjustment...............................              (13,674)            (22,599)               (121,131)            (29,526)
      Other operations & maintenance..............                  70,639               70,805                 286,510             264,810
      Demand-side management......................                     4,518                       -                    13,487                         -
      Gain on sale of emission allowances.....                            -                           -                    (2,754)               (8,257)
      Depreciation..................................................            26,203               25,354                103,072               99,824
      Taxes other than income taxes.................                     3,366                 2,704                  17,634               18,661
          Total electric utility expenses.................                171,741             161,207                720,624             743,970
    Other.................................................................            1,910                 2,459                    6,692               12,617
          Total Operating Expenses......................              173,651             163,666                 727,316             756,587
Operating Income (Loss):
    Electric Utility...................................................           24,688               22,345                 154,777             176,503
    Other.................................................................             (893)               (1,227)                  (2,699)               (6,799)
          Total Operating Income..........................               23,795               21,118                 152,078             169,704
Other Income.....................................................             6,657                 4,015                   20,524               18,195
Losses of Unconsolidated
 Equity-Method Investments..........................              (1,567)                 (210)                   (4,824)               (2,913)
ther Expenses.................................................             1,597                 1,912                      8,434                  8,559
Interest Expense:
    Interest on long-term debt............................                16,655               13,877                    59,961                56,402
    Other interest..................................................                (502)                 1,821                     3,380                  4,573
          Total Interest expense.............................               16,153                15,698                   63,341               60,975
Income Before Income Taxes........................              11,135                  7,313                   96,003             115,452
Income Tax Expense (Benefit).......................                   840              (10,641)                  13,731               15,377
Income from Continuing Operations............                10,295                17,954                   82,272             100,075
Income from Discontinued
          Operations (net of tax)...........................                      -                     127                         67                  7,328
Net Income .........................................................     $   10,295    $          18,081        $        82,339    $        107,403
Weighted Average Common Shares
  Outstanding-Basic (000's)............................               44,754                43,145                  44,151               42,713
Weighted Average Common Shares
  Outstanding-Diluted (000's)..........................              44,918                43,320                  44,291               42,874
Earnings per Share of Common Stock (basic & diluted):
    Earnings per Share from Continuing Operations         $     0.23     $             0.42            $        1.86      $            2.34
    Earnings per Share from Discontinued Operations            0.00                    0.00                       0.00                    0.17
    Diluted Earnings per Share of Common Stock           $     0.23    $              0.42           $         1.86     $             2.51
Dividends Paid per Share of Common Stock                 $     0.30     $             0.30           $         1.20     $             1.20

IDACORP, Inc.
Condensed Consolidated Statements of Cash Flows
For the Years Ended December 31, 2007 and 2006
Summary Financial Information
 (unaudited)
(Thousands of Dollars)

                                                                                                    Twelve Months Ended
                                                                                                   12/31/07              12/31/06
Operating Activities
 Net Income.................................................................         $          82,339        $      107,403
 Adjustments to reconcile net income to
     net cash provided by operating activities:
        Depreciation and amortization.................................                 120,368               122,641
        Deferred income taxes and investment tax credits....                   11,026                (17,332)
        Changes in regulatory assets and liabilities..............                (128,089)                (17,133)
        Undistributed earnings of subsidiaries......................                   (6,133)                  (9,553)
        Gain on sales of assets.........................................                      (4,758)                (25,658)
        Other non-cash adjustments to net income..............                    3,885                    (2,759)
 Change in:
           Accounts receivable and prepayments..................                 (10,284)                 24,304
           Accounts payable and other accrued liabilities......                     2,206                    6,725
           Taxes accrued...................................................                     (9,466)                (24,099)
           Other.................................................................                    19,647                    5,239
        Net cash provided by operating activities..................                 80,741                169,778
Investing Activities
  Additions to property, plant and equipment....................               (287,751)             (225,048)
   Proceeds from the sale of ITI.......................................                           -                   21,469
   Proceeds from the sale of IDACOMM...........................                 7,283                         -
  Investments in affordable housing..................................                       348                   (5,059)
  Proceeds from the sale of emission allowances............                    19,846                  11,323
   Investments in unconsolidated affiliates........................                    (8,675)                (16,030)
   Purchase of available-for-sale securities.......................                 (24,349)                (17,979)
   Proceeds from the sale of available-for-sale securities...                  26,110                  20,778
   Purchase of held-to-maturity securities........................                    (3,116)                  (2,730)
   Maturity of held-to-maturity securities..........................                    3,317                    4,647
 Refundable deposit for tax related liabilities....................                         -                    (44,903)
 Other assets...............................................................                       (263)                        492
        Net cash used in investing activities........................              (267,250)                (253,040)
Financing Activities
 Issuance of long-term debt...........................................                240,000                  116,300
 Retirement of long-term debt.........................................               (95,033)                (132,642)
 Dividends on common stock.........................................               (53,012)                   (51,272)
 Net change in short-term borrowings.............................                57,445                     68,900
 Issuance of common stock...........................................                 37,181                     41,465
 Acquisition of treasury stock........................................                     (346)                        (213)
 Other..........................................................................                  (1,652)                     (1,740)
        Net cash provided by financing activities..................            184,583                      40,798
 Net decrease in cash and cash equivalents....................                (1,926)                    (42,464)
 Cash and cash equivalents at beginning of year..............                 9,892                      52,356
 Cash and cash equivalents at end of year......................        $       7,966        $              9,892

IDACORP, Inc.
Condensed Consolidated Balance Sheets
As of December 31, 2007 and 2006
Summary Financial Information
 (unaudited)
(Thousands of Dollars)

                                                                                          12/31/07                  12/31/06
Assets
 Cash and cash equivalents..................................          $           7,966         $           9,892
 Receivables, net of allowance..............................                  118,695                   111,721
 Employee notes.................................................                       2,128                       2,569
 Energy marketing assets....................................                              -                      12,069
 Other current assets...........................................                   137,918                   126,954
 Assets held for sale............................................                              -                       3,326
     Total current assets.........................................                  266,707                  266,531
 Investments.......................................................                    201,085                  202,825
 Property, plant and equipment-net........................              2,616,552               2,419,080
 Regulatory assets..............................................                    449,668                  423,548
 Employee notes - long-term................................                      2,325                      2,411
 Other assets......................................................                   116,971                  109,659
 Assets held for sale............................................                              -                    21,076
     Total other assets............................................                  568,964                 556,694
        Total Assets................................................          $    3,653,308        $    3,445,130
Liabilities and Shareholders' Equity
 Current maturities of long-term debt......................        $         11,456        $         95,125
 Notes payable....................................................                   186,445                 129,000
 Accounts payable...............................................                     85,116                   86,440
 Energy marketing liabilities..................................                              -                    13,532
     Other current liabilities.....................................                    92,298                    83,631
 Liabilities held for sale.........................................                              -                      2,606
     Total current liabilities......................................                   375,315                 410,334
 Deferred income taxes........................................                    466,182                 498,512
 Regulatory liabilities............................................                    274,204                 294,844
     Other liabilities................................................                    173,412                 179,836
 Liabilities held for sale.........................................                              -                      8,773
     Total other liabilities.........................................                   913,798                 981,965
 Long-term debt...................................................                 1,156,880                 928,648
 Shareholders' equity...........................................                  1,207,315              1,124,183
          Total Liabilities & Shareholders' Equity...........      $     3,653,308        $    3,445,130

Idaho Power Company Supplemental Operating Statistics

                                                              Three Months Ended                       Year-To-Date
                                                             12/31/07         12/31/06            12/31/07        12/31/06

Energy Use - MWh

   Residential..................................        1,395,370       1,378,784       5,227,166       5,067,767
   Commercial.................................           978,309         966,808       3,937,321       3,760,987
   Industrial.....................................           877,700         878,675       3,453,633       3,475,157
   Irrigation......................................            61,705           42,338       1,923,705       1,635,402
   Total General Business................        3,313,084       3,266,605     14,541,825     13,939,313
   Off-System Sales.........................          633,188          743,906       2,743,647       5,820,823
      Total........................................        3,946,272       4,010,511     17,285,472     19,760,136
Revenue ($000's)

   Residential..................................    $       83,674   $       74,601     $   308,208   $     299,594
   Commercial.................................            43,330            37,150          170,001          162,391
   Industrial.....................................            27,140            22,011          101,409          102,958
   Irrigation......................................              2,822              1,809            88,685           71,432
   Total General Business................           156,966          135,571          668,303          636,375
   Off-System Sales.........................            25,089            41,186          154,948          260,717
      Total........................................    $     182,055   $      176,757     $   823,251   $     897,092
Customers - Period End

   Residential..................................           400,637          393,338
   Commercial.................................            62,765            60,427
   Industrial.....................................                 123                 126
   Irrigation......................................            18,126            17,888
       Total                                                  481,651          471,779